                                                                    EXHIBIT 99.3

================================================================================





                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)

                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001




================================================================================

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001

                                TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants ....................................................   1

Consolidated Balance Sheet as of September 30, 2002 and 2001 .........................   2

Consolidated Statement of Operations
    for the years ended September 30, 2002 and September 30, 2001 ....................   3

Consolidated Statement of Owner's Net Investment
    for the years ended September 30, 2002 and September 30, 2001 ....................   4

Consolidated Statement of Cash Flows for years ended September 30, 2002 and 2001 .....   5

Notes to Consolidated Financial Statements for years ended September 30, 2002 and 2001   6

                        REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF INKTOMI CORPORATION

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of owner's net investment and of cash flows, present fairly, in all material respects, the financial position of Enterprise Search Division, a division of Inktomi Corporation, as defined in
Note 1, at September 30, 2002 and 2001, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Inktomi Corporation's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





PRICEWATERHOUSECOOPERS LLP

San Jose, California
December 9, 2002

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
                                  BALANCE SHEET
                                 (in thousands)


                                                                                SEPTEMBER 30,
                                                                               2002       2001
                                                                             --------   --------
                                     ASSETS
Current assets:
     Accounts receivable, net of allowances of $297 and $339, respectively   $  2,754   $  3,280
     Prepaid expenses and other current assets ...........................        297        399
                                                                             --------   --------
          Total current assets ...........................................      3,051      3,679

Property and equipment, net ..............................................      1,265        954
Goodwill and other intangibles, net ......................................     10,028    241,283
Other assets .............................................................        394        529
                                                                             --------   --------
          Total assets ...................................................   $ 14,738   $246,445
                                                                             ========   ========

                     LIABILITIES AND OWNER'S NET INVESTMENT

Current liabilities:
     Accounts payable ....................................................   $    574   $    826
     Accrued liabilities .................................................      3,575      4,565
     Deferred revenue ....................................................      4,588      3,747
                                                                             --------   --------
          Total liabilities ..............................................      8,737      9,138

Owner's net investment ...................................................      6,001    237,307
                                                                             --------   --------
          Total liabilities and owner's net investment ...................   $ 14,738   $246,445
                                                                             ========   ========


The accompanying notes are an integral part of these consolidated financial statements.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
                             STATEMENT OF OPERATIONS
                                 (in thousands)

                                                      FOR THE YEAR ENDED
                                                         SEPTEMBER 30,
                                                    ----------------------
                                                      2002         2001
                                                    ---------    ---------
Revenues:
   Licenses .....................................   $  12,401    $  18,674
   Maintenance ..................................       7,958        6,473
   Other services ...............................       2,059          889
                                                    ---------    ---------
      Total revenues ............................      22,418       26,036

Cost of Revenues:
   Licenses .....................................         596        1,506
   Maintenance ..................................         644          506
   Other services ...............................       1,654          638
                                                    ---------    ---------
      Total cost of revenues ....................       2,894        2,650

Gross Profit ....................................      19,524       23,386

Operating expenses:
   Sales and marketing ..........................      21,431       16,670
   Research and development .....................       8,879        5,032
   General and administrative ...................       4,072        4,187
   Amortization of goodwill and other intangibles      48,938       64,681
   Impairment of goodwill and other intangibles .     192,425           --
   Impairment of other long lived assets ........      41,581           --
   Restructuring ................................       2,264          985
                                                    ---------    ---------
      Total operating expenses ..................     319,590       91,555
                                                    ---------    ---------
Operating loss ..................................    (300,066)     (68,169)
Other income, net ...............................         251          (12)
                                                    ---------    ---------
Pretax loss .....................................    (299,815)     (68,181)
Income tax provision ............................         (70)         (15)
                                                    ---------    ---------
   Net loss .....................................   $(299,885)   $ (68,196)
                                                    =========    =========


The accompanying notes are an integral part of these consolidated financial statements.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
                       STATEMENT OF OWNER'S NET INVESTMENT
                                 (in thousands)


                                                                   OWNER'S NET
                                                                   INVESTMENT
                                                                   ----------

BALANCES, SEPTEMBER 30, 2000 .................................      $ 302,170
Net loss .....................................................        (68,196)
Net transfer from (to) owner .................................          3,333
                                                                    ---------
BALANCES, SEPTEMBER 30, 2001 .................................        237,307
Net loss .....................................................       (299,885)
Net transfer from (to) owner .................................         15,142
Impairment charge for corporate
   assets allocated from Inktomi .............................         41,581
Transfer of net assets from Inktomi
   related to the acquisition of Quiver, Inc. ................         11,856
                                                                    ---------
BALANCES, SEPTEMBER 30, 2002 .................................      $   6,001
                                                                    =========



The accompanying notes are an integral part of these consolidated financial statements.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
                             STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                          --------------------------------
                                                                                               2002              2001
                                                                                           ------------      ------------
Cash flows from operating activities:
   Net loss ..........................................................................     $   (299,885)     $    (68,196)
      Adjustments to reconcile net loss to net cash (used in) operating activities:
      Amortization of intangibles and other assets ...................................           48,938            64,681
      Provision for doubtful accounts ................................................               84               236
      Impairment of property and equipment ...........................................           41,581                --
      Impairment of intangibles and other assets .....................................          192,425                --
      Depreciation ...................................................................              404               320
      Changes in operating assets and liabilities:
         Accounts receivable .........................................................              442               519
         Prepaid expenses and other assets ...........................................            2,229              (928)
         Accounts payable ............................................................             (252)              257
         Accrued liabilities and other ...............................................           (1,297)              969
         Deferred revenue ............................................................              841              (308)
                                                                                           ------------      ------------
             Net cash (used in) operating activities .................................          (14,490)           (2,450)

Cash flows from investing activities:
     Purchases of property and equipment .............................................             (652)             (883)
                                                                                           ------------      ------------
             Net cash (used in) investing activities .................................             (652)             (883)

Cash flows from financing activities:
     Net cash transfers from (to) Inktomi ............................................           15,142             3,333
                                                                                           ------------      ------------
             Net cash provided by financing activities ...............................           15,142             3,333

Increase (decrease) in cash and cash equivalents .....................................               --                --
Cash and cash equivalents at beginning of period .....................................               --                --
                                                                                           ------------      ------------
Cash and cash equivalents at end of period ...........................................     $         --      $         --
                                                                                           ============      ============
Supplemental Disclosures of cash flow Information:
     Transfer of net assets from Inktomi related to the acquisition of Quiver, Inc. ..     $     11,856      $         --
                                                                                           ============      ============
     Impairment charge for corporate assets allocated from Inktomi ...................           41,581                --
                                                                                           ============      ============





The accompanying notes are an integral part of these consolidated financial statements.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) DESCRIPTION OF DIVISION AND BASIS OF PRESENTATION

In July 2000, Inktomi Corporation ("Inktomi") acquired Ultraseek Inc. ("Ultraseek"), a provider of scalable and customizable search and navigation software solutions to businesses for their corporate intranet and extranet sites. As a result of the acquisition, Inktomi established the Enterprise Search Division (the "Company"). The Enterprise Search Division technology is a comprehensive information retrieval platform that delivers access to content across an enterprise, regardless of location, language or file format.

The accompanying consolidated financial statements reflect the historical results of operations and financial position of Enterprise Search Division, as if Enterprise Search Division had been operating as a separate business for each of the periods presented. The financial statements include the assets, liabilities, operating results and cash flows of the Enterprise Search Division and have been prepared using Inktomi's historical basis in the assets and liabilities and the historical results of operations of Enterprise Search Division. Changes in owner's net investment represent Inktomi's transfer of its net investment in Enterprise Search Division, after giving effect to the net loss of Enterprise Search Division.

The Enterprise Search Division has had extensive transactions with Inktomi, and these consolidated financial statements reflect the application of the cash management and allocation policies described herein. During fiscal 2002 and 2001 Inktomi managed most treasury activities on a centralized basis. These activities included the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; and the issuance and repurchase of Common Stock. Inktomi has provided all of the necessary funding for the operations of Enterprise Search Division, including paying all vendors and employees, and has received all of the cash receipts from Enterprise Search Division's operations since Enterprise Search Division's inception. The accompanying financial statements treat all transfers between Enterprise Search Division and Inktomi, including cost allocations, as contributions and distributions of equity. No interest income or expense has been reflected in Enterprise Search Division's statements of operations. Had the division been a stand-alone entity, Enterprise Search Division would possibly incur interest expense and may not have been able to obtain needed debt.

For the years ended September 30, 2002 and 2001, the Enterprise Search Division has incurred losses from operations of $300.1 million and $68.2 million, respectively, and negative cash flows from operations of $14.5 million and $2.5 million, respectively. Continued operation of the Enterprise Search Division is dependent on Inktomi's continued funding of its operations.

Enterprise Search Division would also possibly incur other costs in establishing its corporate management functions. The statement of operations includes all costs as deemed reasonable by management in running the business including specific marketing events, human resources, legal expenses and other service costs. However the financial information included herein may not necessarily reflect the financial position, results of operations, and cash flows of the Enterprise Search Division in the future or what they would have been had the Enterprise Search Division been a separate entity during the periods presented.

As further described in Notes 9, 10, and 12, the Enterprise Search Division has been allocated certain expenses related to Inktomi's corporate services and infrastructure. These expenses include all impairments of Inktomi's corporate assets, charges for the abandonment of corporate facilities, and charges associated with the termination of corporate employees. These expenses have been allocated to the Enterprise Search Division based on their relative share of Inktomi's non-corporate headcount. The allocation reflects the opinion of Inktomi's management that this is a reasonable view of Enterprise Search Division's part of Inktomi's overall corporate expenses.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



During fiscal 2002, Inktomi purchased Quiver, Inc. ("Quiver") and allocated the assets and liabilities to the Enterprise Search Division. This acquisition was accounted for using the purchase method of accounting. Accordingly, the results of operations of Quiver and estimated fair value of assets acquired and liabilities assumed were included in the Inktomi's consolidated financial statements as of the purchase date.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

We translate into U.S. Dollars the accounts of our foreign operations using the local currency as the functional currency. The balance sheets of our operations are translated into U.S. dollars at period end rates of exchange. Revenues and expenses are translated at average rates for the period. The resulting translation adjustments for the Enterprise Search Division have been insignificant. Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in other income, net.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments, including accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the relatively short maturity of those instruments.

PROPERTY AND EQUIPMENT, NET

Property and equipment, net is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years for computer equipment and five years for furniture and fixtures. Any gains or losses on the disposal of property and equipment are recorded in the period of disposition. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense.

We record impairments or write-downs of property and equipment when events and circumstances indicate that an impairment assessment should be performed and that assessment indicates that there is an impairment. Events and circumstances that would trigger an impairment assessment include, but are not limited to, a significant decrease in the market value of an asset, a significant change in the manner or extent that an asset is used including a decision to abandon the asset, a significant adverse change in operations or business climate affecting the asset not considered temporary, and historical operating or cash flow losses expected to continue for the foreseeable future associated with the asset. An asset is considered impaired when the undiscounted cash flows projected to be generated from the asset over its remaining useful life is less than the recorded amount of that asset. Impairments are performed at the lowest level where Inktomi have distinguishable cash flows for all assets at that level grouped together. Impairment losses are measured based on the difference between the asset's fair value and carrying amount and are recorded as impairment write-downs in the consolidated statements of operations in the period that an indicator of impairment arises.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



SOFTWARE DEVELOPMENT COSTS

Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility that, for us, is upon completion of a working model and ends upon release of the product. To date, such amounts have been insignificant, and accordingly, we have charged all software development costs to research and development expense.

OTHER INCOME, NET

Other income, net consists of foreign exchange gains and losses and lease income. For fiscal 2002 and 2001, there was no interest expense recorded for the Enterprise Search Division.

INCOME TAXES

As of September 30, 2001 and 2002, the Enterprise Search Division was not a separate taxable entity for federal, state or local income tax purposes and its operations are included in the consolidated Inktomi tax returns. The Enterprise Search Division's tax provision has been prepared in accordance with SFAS No. 109, "Accounting for Income Taxes," on a separate return basis.

Deferred taxes result from differences between the financial and tax bases of the Enterprise Search Division's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the Company.

GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill and other intangibles, net relates to our acquisitions accounted for under the purchase method. For acquisitions prior to June 30, 2001, goodwill has been amortized using the straight-line method over a period of five years, based on the period of expected benefit. The goodwill from our acquisition of Quiver in August 2002 is not amortized in accordance with SFAS No. 141 Business Combinations.

We assess the impairment of goodwill and other intangibles periodically in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long Lived Assets. We also assess the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board
(APB) Opinion No. 17, Intangible Assets. The goodwill associated with the Ultraseek and Quiver acquisition has been considered by Inktomi as enterprise goodwill as Inktomi historically has not had distinguishable cash flows for any of its divisions. Therefore impairment assessments are performed at the Inktomi level. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends and a significant decline in stock price resulting in Inktomi's market capitalization falling below Inktomi's shareholders equity for a sustained period. When it is determined that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, measurement of any impairment are based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the current business model.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



REVENUE RECOGNITION

We recognize revenues from software licenses and services when the licensed product or service is delivered, collection is reasonably assured, the fee for each element of the transaction is fixed or determinable, persuasive evidence of an arrangement exists, and vendor-specific objective evidence exists to allocate the total fee to any undelivered elements of the arrangement using the residual method. Vendor-specific objective evidence is generally established based on either renewal rates in the agreements or our historical experience of actual renewals.
Revenue from consulting services is recognized over the period during which the applicable services are performed.

Fees from licenses sold together with consulting and implementation services are generally recognized upon delivery provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the services and the services are not essential to the functionality of the licensed software.

In instances where the aforementioned criteria have not been met, both the licenses and consulting fees, excluding the support elements, are recognized using contract accounting. Where reliable estimates can be made by management with respect to the extent of consulting or implementation services required for full functionality, the license and service revenue, excluding the support element, is recognized on a percentage-of-completion method. Management estimates the percentage of completion for contracts based on the labor hours incurred compared to total estimated hours for the full implementation or completion of consulting services as well as contract milestones completed. We classify revenue from these arrangements as licenses and services revenues, respectively, based upon the estimated fair value of each element.

Revenue on support is recognized ratably over the term of the support agreement. Support is included in maintenance revenue.

ADVERTISING COSTS

We expense advertising costs as they are incurred. Advertising expense was approximately $3.7 million and $3.1 million in the fiscal 2002 and 2001, respectively

401(K) PLAN

In May 1996, Inktomi established a 401(k) Plan which covers substantially all employees. Under the 401(k) Plan, employees including employees of the Search Enterprise division are permitted to contribute up to 25% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Inktomi may make discretionary contributions, but have not made any contributions to the 401(k) Plan since inception.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company uses the fixed intrinsic value method to record stock-based compensation for employees provided the stock options terms meet the requirements for fixed accounting. The fixed intrinsic value method requires that deferred stock compensation is recorded for the difference between the exercise price and fair value of the underlying common stock, which for the Enterprise Search Division is the common stock of Inktomi on the grant date of the stock option. Compensation expense resulting from employee stock options is amortized to expense ratably over the vesting period. Pro forma net loss disclosures are presented in Note 12, assuming all employee stock options were valued using the Black-Scholes model and the resulting stock-based compensation is amortized ratably over the vesting term.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



COMPREHENSIVE INCOME (LOSS)

SFAS No. 130, Reporting Comprehensive Income, requires companies to report foreign currency translation gains and losses and other gains and losses that have been previously excluded from net income and reflected instead in stockholders' equity as a separate element of comprehensive loss in the statement of Owners net investment. For the period Enterprise Search has operated, there has been no difference between net loss and comprehensive loss. Accordingly, we have no accumulated other comprehensive loss on our balance sheet at September 30, 2002 and 2001.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

We operate in the Software industry, which is rapidly evolving and intensely competitive.

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable.

We do not require collateral, and maintain allowances for potential credit losses on customer accounts when deemed necessary. For fiscal year 2002 and 2001, no customer accounted for 10% of all revenue generated. At September 30, 2002, no customer accounted for 10% of gross accounts receivable and at September 30, 2001, two customers accounted for 15% and 13% of gross accounts receivable.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2001, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established. We implemented EITF 01-09 during the fiscal year 2002. The adoption of EITF 01-09 did not have a significant impact on the financial position or results of operations of the Enterprise Search Division for the fiscal years 2002 and 2001.

In July 2001, the FASB issued SFAS 142 which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. We will adopt SFAS 142 as of October 1, 2002 and are currently evaluating the effects of these changes on our financial statements.

In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We will adopt SFAS 144 as of October 1, 2002 and do not expect that the implementation will have a significant effect on our financial statements.

In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



Costs Incurred in a Restructuring). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt FSAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

(3) BUSINESS COMBINATIONS

In July 2000, Inktomi acquired Ultraseek, Inc. ("Ultraseek"), a provider of scalable and customizable search and navigation software solutions to businesses for their corporate intranet and extranet sites. Under the terms of the purchase agreement, Inktomi acquired all outstanding shares of capital stock and assumed all outstanding warrants, stock options and stock purchase rights of Ultraseek in exchange for $3.5 million in cash and 2,512,880 shares of Inktomi's Common Stock valued at $337.7 million. The transaction was accounted for under the purchase method of accounting. As a part of Inktomi's Ultraseek acquisition, we recorded goodwill of $318.9 million under goodwill and other intangibles. We began amortizing this balance in July 2000. At June 30, 2002, due primarily to the sustained decrease in Inktomi's market value as well as other factors, Inktomi recorded a charge of $192.4 million to reflect the impairment of goodwill from its acquisition of Ultraseek. See Note 9 for further information.

A portion of the purchase price we paid for Ultraseek was allocated to developed technology and in-process research and development ("IPRD"). Inktomi identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by Ultraseek concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected cash flow generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. In the estimate, Inktomi used a discount rate of 25% representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved. There were three separate projects identified that were at 80%, 60% and 30% of completion. The expected cost to complete these projects were $230,000, $322,000 and $153,000, respectively, and were all expected to be completed by the end of calendar 2000. Based on the analysis of these variables, Inktomi recorded a one-time purchased IPRD charge of $4.4 million in fiscal 2000 upon our acquisition of Ultraseek because technological feasibility had not been established and no future alternative uses existed.

In August 2002, Inktomi acquired all of the outstanding shares and assets of Quiver, Inc. ("Quiver"), a developer of enterprise categorization and taxonomy software. Inktomi's primary reason for acquiring Quiver, Inc. was to expand its product offerings. Inktomi paid $6.5 million in cash and issued approximately
10.6 million shares of its common stock with a value of approximately $5 million in exchange for all of the outstanding shares of Quiver. The common stock issued was valued in accordance with EITF 99-12, "Determination of the Measurement Date for the Market Price of Acquiror Securities Issued in a Purchase Business Combination," using the average of market values of Inktomi's common stock in the period from two days prior to two days after the date the number of shares to issued to shareholders of Quiver was finalized. Inktomi incurred $0.4 million in professional fees, including legal, valuation and accounting fees, related to the acquisition, which were included as part of the purchase price of the transaction.

Inktomi accounted for the acquisition of Quiver, Inc. using the purchase method of accounting. The results of operations and the assets acquired and liabilities assumed have been included in the financial statements of the Search Enterprise Division from the date of acquisition. The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below. The allocation was based on an independent appraisal and estimate of fair value.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                   (in thousands)
                         Current assets               $  2,167
                         Property and equipment             63
                         Purchased technology            1,900
                         Goodwill                        8,033
                                                      --------
                         Total assets acquired          12,163
                         Current liabilities              (307)
                                                      --------
                           Net assets acquired        $ 11,856
                                                      ========

The purchased technology will be amortized on a straight-line basis over their estimated useful lives of three years. SFAS 141 requires the discontinuance of goodwill amortization for all business combinations initiated after June 30, 2001. In accordance with SFAS 141, goodwill will not be amortized but will be tested annually for impairment.

UNAUDITED PRO FORMA RESULTS

The following unaudited pro forma results assume Quiver had been acquired as of the beginning of the fiscal years 2001 and 2002. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of other intangible assets. The unaudited pro forma results for the fiscal 2002 combine Enterprise Search Division's historical statement of operations for year ended September 30, 2002 and the consolidated statement of operations of Quiver for the period October 1, 2001 to August 12, 2002. The unaudited pro forma results for fiscal 2001 combine Enterprise Search Division's historical statement of operations for year ended September 30, 2001 and the consolidated statement of operations of Quiver for the year ended September 30, 2001.The pro forma information does not necessarily reflect the actual results that would have occurred if the acquisition had occurred on the beginning of the fiscal years, nor is it necessarily indicative of future results of operations of the consolidated company.


                       FOR THE YEARS ENDED SEPTEMBER 30,
                                (in thousands)
                             2002            2001
                           ---------      ---------
Pro forma revenues         $  22,576      $  26,067
Pro forma net loss          (303,531)       (73,939)


(4) PROPERTY AND EQUIPMENT

Property and equipment consists of (in thousands):


                                                       SEPTEMBER 30,
                                                   --------------------
                                                     2002         2001
                                                   -------      -------
Computer equipment ...........................     $   615      $   116
Furniture and fixtures .......................       1,821        1,412
                                                   -------      -------
                                                     2,436        1,528
Less accumulated depreciation and amortization      (1,171)        (574)
                                                   -------      -------
Property and equipment, net ..................     $ 1,265      $   954
                                                   =======      =======

Depreciation expense for the year ended September 30, 2002 and 2001 was $404,000 and $320,000, respectively.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(5) INCOME TAXES

                                                     FOR THE YEAR ENDED
                                                        SEPTEMBER 30,
                                                     -------------------
                                                      2002        2001
                                                     -------    --------
Current:
     Federal ......................................  $    --    $    --
     State ........................................       --         --
     Foreign ......................................       70         15
                                                     -------    -------
Total Current .....................................  $    70    $    15
                                                     =======    =======

Deferred ..........................................  $    --    $    --
                                                     =======    =======


The principal items accounting for the difference between the income tax benefits computed using the United States statutory rate and the provision for income taxes are as follows (in thousands):

                                                      FOR THE YEAR ENDED
                                                         SEPTEMBER 30,
                                                     ---------------------
                                                       2002         2001
                                                     ---------   ---------
Federal tax benefit at statutory rate .............  $(101,937)  $ (23,182)
State taxes, net of federal tax effect ............    (16,516)     (3,447)
Foreign taxes on international operations .........         70          15
Net operating losses not benefited ................    118,453      26,629
                                                     ---------   ---------
   Tax Provision ..................................  $      70   $      15
                                                     =========   =========

Net deferred tax assets (liabilities) comprise (in thousands):

                                                                    SEPTEMBER 30,
                                                               ---------------------
                                                                 2002         2001
                                                               ---------   ---------
Net operating loss carryforwards - federal and state .......   $  23,589   $   9,751
Deferred revenue ...........................................       1,828       1,493
Goodwill and other intangibles .............................     108,342      20,768
Impairment of long-lived assets ............................      16,564          --
Other ......................................................         556        414-
Valuation allowance ........................................    (150,879)    (32,426)
                                                               ---------   ---------
   Net deferred tax assets .................................   $      --   $      --
                                                               =========   =========

Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, we have recognized a valuation allowance against our otherwise recognizable net deferred tax assets.

At September 30, 2002, we had the following carryforwards available to reduce future taxable income and income taxes (in thousands):


                                                               SEPTEMBER 30, 2002
                                                               -------------------
                                                               FEDERAL     STATE
                                                               --------   --------
Net operating loss carryforwards (without compensation) ....   $ 60,395   $ 34,868



The federal and state net operating loss carryforwards expire through 2022 and 2009, respectively.

For federal and state tax purposes, our net operating loss and research and experimentation credit carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership have occurred, as defined by federal and state tax laws.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



If the transaction with Verity, Inc. described in note 14 is completed, net operating loss carryforwards and other tax positions presented in the tables above would not be transferred to the new owner of Enterprise Search Division.

(6) ACCRUED LIABILITIES

Accrued liabilities comprise (in thousands):

                                                              SEPTEMBER 30,
                                                          -------------------
                                                           2002         2001
                                                          ------       ------
Accrued compensation .................................    $2,043       $2,695
Accrued royalties ....................................       129          800
Accrued consulting ...................................        65           65
Accrued marketing ....................................       438          945
Other accrued liabilities ............................       900           60
                                                          ------       ------
         Total accrued liabilities ...................    $3,575       $4,565
                                                          ======       ======

(7) GOODWILL AND OTHER INTANGIBLES, NET

Goodwill and Other Intangibles, net consist of (in thousands):

                                                                SEPTEMBER 30,
                                                          ----------------------
                                                             2002         2001
                                                          ---------    ---------
Goodwill and other intangibles .......................    $  10,107    $ 318,836
Accumulated amortization .............................          (79)     (77,553)
                                                          ---------    ---------
        Total goodwill and other intangibles, net ....    $  10,028    $ 241,283
                                                          =========    =========

(8) OTHER ASSETS

Other assets consist of (in thousands):

                                                                 SEPTEMBER 30,
                                                              -----------------
                                                               2002        2001
                                                              ------      ------
Long term portion of prepaid technology licenses .........    $  394      $  529
                                                              ======      ======


Prepaid technology licenses are integrated in the Company's software products and amortized over a period of three years.

(9) IMPAIRMENT OF LONG LIVED ASSETS

In August 2002, through the execution of a Termination and Release Agreement, Inktomi exercised the purchase option under its operating lease arrangement for its Bayside corporate headquarters. This operating lease is commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing under which an unrelated third-party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as lessee. Title for such facilities was transferred to Inktomi on such date. The Bayside corporate headquarters consists of two six-story towers totalling approximately 260,000 square feet located in Foster City, California. Inktomi's worldwide corporate headquarters occupies approximately half of the space at Bayside, and other tenants occupy the remaining square footage. Inktomi paid approximately $114.0 million to Deutsche Bank and its affiliates, the holders of the synthetic lease, for the purchase of the Bayside corporate headquarters.

At the purchase date Inktomi valued the Bayside corporate headquarters at $44.8 million. As a result of this valuation, Inktomi incurred a non-cash charge of $67.0 million in the quarter ended September 30, 2002. Inktomi also wrote down to zero the net book value of the Bayside leasehold improvements which totaled $15.5 million during the quarter ended September 30, 2002. The Enterprise Search Division has been allocated a portion of the

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


Bayside corporate headquarters and related leasehold improvement impairments in fiscal 2002 of $36.8 million based on the Enterprise Search Division's related share of Inktomi's headcount.

In September 2002, Inktomi incurred an additional $10.5 million non-cash corporate asset impairment primarily related to computer equipment held in use as the expected cash flows were less than the carrying value of these assets. Factors which triggered our assessment for impairment included continued negative cash flows from operations, continued operating losses and carrying values which exceeded market values. These assets were written down to their estimated fair value based on information obtained from recent sales of similar assets. The Enterprise Search Division has been allocated a portion of this corporate asset impairment in fiscal 2002 of $4.7 million based on the Enterprise Search Division's related share of Inktomi's headcount.

On June 30, 2002, Inktomi recorded a charge of $192.4 million to reflect the impairment of goodwill and other intangibles created from the purchase of Ultraseek. In the quarter ended June 30, 2002, Inktomi experienced a sustained decline in its market capitalization to amounts well below its net book value. In addition, other factors occurred in the quarter ended June 30, 2002 that led Inktomi to assess whether an enterprise goodwill impairment charge was appropriate. In particular, America Online, one of Inktomi's largest customers announced in April 2002, that it would not renew its web search contract with Inktomi upon expiration in August 2002. In addition, Inktomi were experiencing continued negative cash flows during the third quarter ended June 30, 2002. Both of these factors affected Inktomi's overall enterprise value leading to further decreases in the market capitalization. Because of these factors Inktomi conducted an enterprise goodwill impairment analysis and took a charge at June 30, 2002 related to the goodwill created from the purchase of Ultraseek. This goodwill impairment charge was fully reflected in the results of the Enterprise Search Division as the goodwill was generated by the Ultraseek purchase which consisted fully of Enterprise Search related operations.

(10) RESTRUCTURING

FISCAL 2002 RESTRUCTURING

In December 2001, April 2002 and July 2002 we completed restructuring and workforce reductions in which 17 Enterprise Search Division positions were eliminated to reduce our operating expenses. As a result of these workforce reductions, the Enterprise Search Division incurred a charge of $0.4 million. As of September 30, 2002, all of these amounts have been paid.

As part of the restructuring above, Inktomi incurred severance and related expenses of $3.5 million for the restructuring of its corporate functions. The Enterprise Search Division has been allocated a portion of these charges of $1.4 million based on the Enterprise Search Division's related share of Inktomi's headcount.

In addition Inktomi incurred corporate charges of $0.8 million for abandonments of office leases and other office closure charges. The Enterprise Search Division has been allocated a portion of the corporate charges for office lease abandonments and other office closure charges of $0.4 million based on the Enterprise Search Division's related share of Inktomi's headcount.

FISCAL 2001 RESTRUCTURING

In September 2001 and June 2001, we completed restructuring and workforce reductions in which 8 Enterprise Search Division positions were eliminated to reduce our operating expenses. As a result of these workforce reductions, the Enterprise Search Division incurred a charge of $0.2 million. As of September 30, 2002, all of these amounts have been paid.

As part of the restructuring above, Inktomi incurred severance and related expenses of $0.8 million for the restructuring of its corporate functions. The Enterprise Search Division has been allocated a portion of these charges of $0.1 million based on the Enterprise Search Division's related share of Inktomi's headcount.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


In addition Inktomi incurred corporate charges of $3.9 million for abandonments of office leases and other office closure charges. The Enterprise Search Division has been allocated a portion of the corporate charges for office lease abandonments and other office closure charges of $0.7 million based on the Enterprise Search Division's related share of Inktomi's headcount.

(11) INKTOMI STOCK OPTIONS PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Employee Stock Purchase Plan (the "ESPP") is administered over offering periods of 24 months each, with each offering period divided into four consecutive six month purchase periods beginning November 1 and May 1 of each year. Eligible employees may designate not more than 15 percent of their cash compensation to be deducted each pay period for the purchase of Common Stock under the ESPP, and participants may not purchase more than $25,000 worth of stock in any one calendar year. Shares of Common Stock are purchased with the employee's payroll deductions accumulated during the six months, generally at a price per share of 85% of the market price of the Common Stock on the employee's entry date into the applicable offering period or the last day of the applicable purchase period, whichever is lower. Shares purchased under the ESPP plan by employees of the Search Enterprise Division were approximately 48,000 and 382,000 for fiscal 2002 and 2001 respectively.

STOCK OPTION PLANS

Inktomi have adopted various stock option plans and assumed other stock option plans in connection with their acquisitions (the "Stock Option Plans"). These Stock Option Plans generally provide for the grant of stock options to Inktomi employees, directors and consultants, including employees of the Enterprise Search Division. Certain options granted to employees may qualify as "incentive stock options" under applicable tax regulations. Options granted under the Stock Option Plans are generally immediately vested and exercisable, provided however that the shares are subject to repurchase at cost in the event the option-holder ceases to be an employee or provide service, as the case may be. The repurchase right generally lapses over 36 to 50 months. For options that are not exercisable immediately, they generally vest over 36 to 50 months. All options generally have a term of ten years. At September 30, 2002, 31.2 million shares of Common Stock were reserved for issuance under our primary on-going Stock Option Plans.

A summary of the activity under the Stock Option Plans for the employees of Enterprise Search Division is set forth below (in thousands, except per share amounts):

                                                           AGGREGATE       WEIGHTED
                                                            EXERCISE        AVERAGE
                                               SHARES        PRICE      EXERCISE PRICE
                                               ------      ---------    --------------
Outstanding at September 30, 2000 .....         2,760       $173,190            $62.75
Granted ...............................         4,614       $ 49,243            $10.67
Exercised .............................          (120)      $    349            $ 2.91
Canceled ..............................        (2,437)      $183,366            $75.24
Transferred out .......................           (72)      $  2,203            $30.53
                                               ------
Outstanding at September 30, 2001 .....         4,745       $ 36,515            $ 7.70
Granted ...............................         3,964       $  4,579            $ 1.15
Exercised .............................          (280)      $    824            $ 2.95
Canceled ..............................        (1,164)      $ 10,220            $ 8.78
Transferred out .......................          (512)      $  2,982            $ 5.82
                                               ------
Outstanding at September 30, 2002 .....         6,753       $ 27,090            $ 4.01
                                               ======

For Enterprise Search Division employees, all options granted, including options granted prior to their transfer to the Enterprise Search Division, are included in the above table. Employees who are transferred from the Enterprise Search Division to other Inktomi divisions and who did not subsequently transfer back to the Enterprise Search Division are included in the "Transferred Out" caption.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


At September 30, 2002 and 2001 there were 27,000 and 73,000 shares of Common Stock that were subject to repurchase. The weighted average exercise price of shares subject to repurchase was $2.51 and $1.60 per share as of September 30, 2002 and 2001, respectively.

Using the Black-Scholes Option Pricing Model, the weighted average fair value of shares purchased under the ESPP during fiscal 2002 and 2001 was $2.93, and $12.75 per share, respectively and the weighted average fair value of employee stock options granted under the Stock Option Plans during fiscal 2002 and 2001 was $1.08, and $10.05 per share, respectively.

The following table summarizes information with respect to stock options outstanding for Enterprise Search Division employees at September 30, 2002 (in thousands):


                                             OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                         ----------------------------------------------------------         --------------------------
                                                                            WEIGHTED                            WEIGHTED
                             NUMBER              WEIGHTED AVERAGE           AVERAGE             NUMBER          AVERAGE
   RANGE OF               OUTSTANDING               REMAINING               EXERCISE          EXERCISABLE       EXERCISE
EXERCISE PRICES          (IN THOUSANDS)      CONTRACTUAL LIFE (YEARS)        PRICE          (IN THOUSANDS)       PRICE
---------------          --------------      ------------------------        ------         --------------       -----
  $0.36-$0.36                  1,167                   9.89                  $ 0.36                  3           $ 0.36
  $0.41-$0.41                    213                   9.94                  $ 0.41                 58           $ 0.41
  $0.45-$0.45                  1,274                   9.87                  $ 0.45                346           $ 0.45
  $0.50-$1.53                    144                   9.68                  $ 1.05                  2           $ 0.62
  $2.02-$2.25                  1,293                   9.33                  $ 2.25                466           $ 2.25
  $2.58-$3.82                    160                   8.70                  $ 3.17                 42           $ 3.17
  $4.21-$4.21                  1,134                   8.92                  $ 4.21                734           $ 4.21
 $4.25-$12.25                    798                   7.93                  $ 7.64                529           $ 7.44
$13.00-$59.50                    570                   7.79                  $20.26                332           $21.10
                              ------                                                            ------
                               6,753                   9.17                  $ 4.01              2,512           $ 6.17
                              ======                                                            ======


The options exercisable in the table above are only those options that if exercised, the shares would not be subject to repurchase. Options to purchase approximately 2.5 million shares and 1.2 million shares were exercisable as of September 30, 2002 and 2001, respectively. The weighted average exercise prices per share for options exercisable as of September 30, 2002 and 2001 were $6.17 and $8.30, respectively.

STOCK OPTION EXCHANGE PROGRAM

In February 2001, the Inktomi Board of Directors approved a stock option exchange program. Under this program, Enterprise Search Division employees were given the opportunity to cancel one or more stock options previously granted to them in exchange for one or more new stock options to be granted at least six months and one day from the date the old options are cancelled, provided the individual is still employed or providing service on such date. The participation deadline for the program was February 28, 2001. The number of shares subject to the new options were equal to the number of shares subject to the old options, and the exercise price of the new options was the fair market value of Inktomi Common Stock on the date they were granted. The new options have the same vesting schedule as the old options and are immediately exercisable as to vested shares when granted (however, new options granted to executive officers and outside directors lost three months of vesting and were subject to a trading blackout of three months following the grant). The exchange resulted in the voluntary cancellation of options to purchase approximately 2.0 million shares of Common Stock with exercise prices ranging from $17.88 to $211.00 per share. Approximately 1.7 million replacement options were granted on August 29, 2001, of which 1.1 million shares are outstanding as of September 30, 2002, at an exercise price of $4.21 per share of Common Stock.


Stock options granted during the six month period prior to implementation of the option exchange program that were not cancelled as part of the program are subject to variable plan accounting beginning in the fiscal quarter ended March 31, 2001. During the six months prior to implementation of the program, Inktomi granted approximately 0.7 million options, of which 0.3 million are outstanding as of September 30, 2002, at an average price of $22.06 per option, that are subject to variable plan accounting. Also subject to variable plan accounting are 0.4 million options, of which 0.3 million shares are outstanding as of September 30, 2002, at an average price of $7.18 per option, that

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


were granted to participants of the program during the six months following implementation of the program. These options are subject to variable plan accounting. Under variable plan accounting, we are required to record a non-cash compensation charge for the options until the options are exercised, forfeited or cancelled without replacement. The compensation charge will be based on any excess of the closing stock price at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the fair market value of our Common Stock on the option's issuance date. The resulting compensation charge to earnings will be recorded as the underlying options vest. Depending upon movements in the market value of our Common Stock, this accounting treatment may result in significant compensation charges in future periods. As of September 30, 2002, we have recorded no compensation charges related to this program.

FAIR VALUE DISCLOSURES

The following information concerning both the Stock Option Plans and the ESPP (together, " Plans") is provided in accordance with SFAS No. 123. We account for all Plans in accordance with APB No. 25 and related interpretations; accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the Common Stock's fair market value on the date of grant, where the number of options and exercise price are fixed. The difference between the fair value of our Common Stock and the exercise price of the stock option is recorded as deferred stock compensation, and is amortized to compensation expense over the vesting period of the underlying stock option.

The fair value of each employee and director stock option grant and shares purchased under the ESPP have been estimated using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully transferable in addition to shares purchased under the ESPP. In addition, valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Our options and shares purchased under the ESPP have characteristics significantly different from those of traded options and shares, and changes in the subjective input assumptions can materially affect the fair value estimate. The following assumptions were used in determining the fair value of options granted under the Stock Option Plans :


                                                       SEPTEMBER 30,
                                              ------------------------------
                                                   2002             2001
                                              -------------    -------------

Risk-free interest rates ..................   3.28% - 4.49%    4.57% - 5.69%
Expected life .............................      5 years       5 years
Dividends .................................         0%            0%
Volatility ................................        139%          140%

The following assumptions were used in determining the fair value of shares purchased under the ESPP:


                                                        SEPTEMBER 30,
                                             -----------------------------------
                                                 2002                   2001
                                             -------------         -------------
Risk-free interest rates...............      3.6% - 4.53%          4.83% - 5.73%
Expected life..........................         5 years               5 years
Dividends..............................            0%                    0%
Volatility.............................           139%                  140%

The following comprises the pro forma information pursuant to the provisions of SFAS No. 123 (in thousands):

                                                           SEPTEMBER 30,
                                                 -------------------------------
                                                    2002                 2001
                                                 ----------           ----------
Net loss -- historical ...............           $(299,885)           $ (68,196)
Net loss -- pro forma ................            (314,565)            (121,327)

These pro forma amounts may not be representative of the effects on pro forma net loss for future years as options vest over several years and additional awards are generally made each year.

                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



(12) RELATED PARTY TRANSACTIONS

Inktomi held investments in equity securities in certain customers at September 30, 2002 and 2001. These customers comprised $7,800 and $105,700 of Enterprise Search Division revenue, respectively. These customers also accounted for $4,100 and $8,400 of Enterprise Search Division accounts receivable as of September 30, 2002 and 2001, respectively.

ALLOCATED COSTS

Enterprise Search Division's costs and expenses include allocations from Inktomi for centralized legal, accounting, treasury, real estate, information technology, sales and marketing, research and development, and other Inktomi corporate services and infrastructure costs. These allocations have been determined on the basis that Inktomi considers to be reasonable reflections of the utilization of services provided for the benefits received by Enterprise Search Division. The allocations and charges are based on a percentage of total corporate costs for the services provided, based on factors such as Enterprise Search Division's related share of Inktomi's headcount or revenues.

The following summarizes the corporate costs allocated to the Enterprise Search
Division:

                                                   FOR THE YEARS ENDED SEPTEMBER 30,
                                                        2002             2001
                                                      -------           ------
Sales and marketing ..........................          6,258            5,473
Research and development .....................          1,475            2,170
General and administrative ...................          3,984            4,194
Impairment of goodwill and other intangibles .         41,581               --
Restructuring ................................          1,861              830

See note 9 and 10 for further discussion of the allocation of restructuring and impairment charges.

(13) GEOGRAPHIC INFORMATION


The following table sets forth revenue information for geographic areas: (in thousands):

                                                SEPTEMBER 30,
                                            -------------------
                                              2002        2001
                                            -------     -------

United States ........................      $17,159     $19,067
Europe ...............................        4,267       5,322
Asia .................................          992       1,647
Total Revenue
Total ................................      $22,418     $26,036

(14) SUBSEQUENT EVENTS

In October 2002, in light of a continuing economic slowdown, Inktomi announced and substantially completed a restructuring and workforce reduction of approximately 85 employees, of which 47 employees related to the Enterprise Search Division, to reduce its operating expenses in order to adjust to lower revenue levels. For the quarter ended December 31, 2002, Inktomi expects to incur a one-time charge of approximately $1.0 million in severance and related charges directly associated with the Enterprise Search Division. Inktomi also expects to incur approximately $0.7 million in corporate charges of which $0.4 million is expected to be allocated to the Enterprise Search Division based on the Enterprise Search Division's related share of Inktomi's headcount.

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
                           ENTERPRISE SEARCH DIVISION
                       (A DIVISION OF INKTOMI CORPORATION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


On November 13, 2002, Inktomi entered into an agreement with Verity, Inc. ("Verity") pursuant to which Verity will purchase the Enterprise Search Division for $25 million in cash subject to certain adjustments, and the assumption of certain of our obligations under existing enterprise search business contracts, including customer support obligations. The transaction is structured as an asset sale and is currently expected to close within 30 to 60 days, subject to the satisfaction of certain closing conditions. Verity will be acquiring the assets relating to our enterprise search software business, which includes basic search, categorization and content refinement capabilities, as well as our XML technology assets. Of the consideration payable by Verity, $3 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period. In connection with the transaction, Verity will extend offers of employment to approximately 40 of our Enterprise Search Division employees. The employees of our Enterprise Search Division who are not offered or who do not accept employment by Verity will be terminated. We have also agreed not to compete with Verity in the enterprise search software business for a period of up to three years.



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